Exhibit 99.1

           Viad Corp Announces First Quarter 2004 Results;
         Income from Continuing Operations of $0.33 Per Share

    PHOENIX--(BUSINESS WIRE)--April 29, 2004--

           Viad Corp Continues Progress Toward Separation of
                       Payment Services Business

    Viad Corp (NYSE:VVI) today announced first quarter 2004 income from continuing operations of $0.33 per diluted share on revenue of $398.9 million, segment operating income of $46.4 million, and income from continuing operations of $29.1 million. Diluted earnings per share was $0.47 on net income of $41.0 million, which included income from discontinued operations of $11.9 million relating to the Travelers Express Company sale of Game Financial Corporation.
    Robert H. Bohannon, chairman, president and chief executive officer said, "Good first quarter results are attributable to strong performance in the money transfer business and improved investment results at Travelers Express. GES also had a strong quarter led by the successful Consumer Electronics Show. Exhibitgroup/Giltspur is still experiencing less than desired results due to persistent weakness in corporate spending for new exhibit construction."

    Status of Proposed Spin-Off

    On July 24, 2003, Viad announced that its board of directors authorized the company to pursue the separation of its payment services business from the remaining Viad businesses by means of a tax-free spin-off of MoneyGram International, Inc. The spin-off and related transactions are subject to a number of conditions, including among other things, a ruling from the Internal Revenue Service (IRS) that the spin-off will qualify as tax-free to Viad and its shareholders, confirmation that the long-term debt of MoneyGram will have an investment grade rating, availability of satisfactory banking and credit arrangements for both Viad and MoneyGram, and final approval of the board of directors of Viad.
    The company's recent progress toward completion of the spin-off follows:

    -- Viad has received a private letter ruling from the IRS confirming that the proposed spin-off will qualify as tax-free to Viad and its shareholders.

    -- Both Viad and MoneyGram held positive meetings and executed commitment letters with lenders in February 2004.

    -- On March 30, 2004, MoneyGram filed an amendment to its registration statement on Form 10 with the Securities and Exchange Commission (SEC) with respect to the shares of MoneyGram common stock to be issued in the spin-off, and is currently in the registration process.

    -- Two of the three major credit rating agencies have concluded their analysis and have indicated that they expect MoneyGram's debt to be investment grade rated after the spin-off.

    The following additional material conditions must be satisfied before the spin-off is completed:

    -- Completion of the SEC review process of MoneyGram's registration statement on Form 10.

    -- Negotiation and execution of final documentation for the new credit arrangements for both Viad and MoneyGram.

    -- Approval of the MoneyGram common stock to be issued in the spin-off for listing on the New York Stock Exchange (NYSE).

    -- Final approval by Viad's board of directors of the spin-off and related transactions, including setting a record date for distribution of MoneyGram common stock in the spin-off.

    In addition, prior to the completion of the spin-off, Viad will repay its outstanding commercial paper, redeem its outstanding preferred stock and offer to repurchase its outstanding public debt.
    The spin-off is expected to be completed during the second quarter. However, Viad can give no assurance that the spin-off transaction will be consummated.

    First Quarter 2004 Financial Highlights

    Highlights of the 2004 first quarter, compared to first quarter 2003 results, are presented below.

                                          Q1 2004    Q1 2003   Change
                                         ---------- --------- --------
                                            ($ in millions)
Revenue                                     $398.9    $397.0      0.5%
Segment operating income                     $46.4     $36.1     28.4%
Operating margins (a)                         11.6%      9.1%  250 bps
Income from continuing operations            $29.1     $21.4     35.9%
Net income                                   $41.0     $22.0     86.1%
Adjusted EBITDA (b)                          $55.6     $45.5     22.2%
Cash from operations                         $36.3     $41.2    -12.0%
Free cash flow (b)                           $18.5     $17.9      3.8%

(a) For operating margins, the change from the prior year period is presented in basis points.

(b) Adjusted EBITDA is defined by Viad as net income before interest expense, income taxes, depreciation and amortization, changes in accounting principles and the effects of discontinued operations. Free cash flow is defined by Viad as net cash provided by operating activities, less the change in payment service assets and obligations, capital expenditures, and dividends. Adjusted EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America (GAAP) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. These non-GAAP measures are also used by management to assess the company's ability to service debt, fund capital expenditures and finance growth, and should be considered in addition to, but not as a substitute for, other measures of financial performance and liquidity reported in accordance with GAAP. Management believes these non-GAAP measures are useful to investors in benchmarking and trending the performance and value of Viad's business. See Table Two for a reconciliation of net income to Adjusted EBITDA, and of net cash provided by operating activities to free cash flow.


    Also, during the first quarter 2004:

    -- Debt totaled $252.5 million, a slight increase compared to fourth quarter 2003. The debt-to-capital ratio was 22 percent, down slightly from 23 percent at December 31, 2003.

    -- Cash and corporate investments were $159.9 million, down $3.2 million from the fourth quarter 2003. This decrease is related to the sale of Game Financial. At December 31, 2003, the cash balance included $33.6 million of Game Financial cash in ATMs. This amount, along with the remaining sale proceeds, was effectively invested in the Travelers Express investment portfolio at quarter end and, accordingly, is no longer included in cash and corporate investments.

    -- Expenses incurred in preparing for the spin-off of Travelers Express amounted to $801,000 after-tax ($0.01 per diluted share).

    Payment Services

    Payment Services' revenue for the first quarter 2004 grew 11.5 percent to $191.3 million, up from $171.6 million in the first quarter 2003. Segment operating income was up 58 percent to $30.2 million compared with $19.1 million in 2003, and operating margins for the quarter were 15.8 percent compared with 11.1 percent in the first quarter of 2003.
    The money transfer business demonstrated strong results in the first quarter. Money transfer transaction volume grew 33 percent and revenue grew 23 percent, as compared to the first quarter 2003. Total agent locations increased by 14 percent in comparison to the prior year quarter to over 68,000.
    Payment Services' total average investable balances were $6.6 billion for the quarter, down 2.3 percent from the prior year quarter. Net float income (float investment income less commission expense) was $26.9 million in the first quarter 2004, down from $27.7 million in the prior year first quarter.
    Bohannon said, "Travelers Express' results demonstrate the strength of the money transfer business again this quarter. Travelers Express will continue to face interest rate challenges throughout 2004, but the fee related business is solid and should continue to exhibit very strong growth for the foreseeable future."

    Convention and Event Services

    Convention and Event Services' revenue was $203.6 million, a decrease of 8.3 percent from $222.1 million in the first quarter 2003. Segment operating income was down 5.8 percent to $17.5 million compared with $18.6 million in the 2003 first quarter and operating margins for the quarter were 8.6 percent compared with 8.4 percent in the 2003 first quarter.
    Bohannon said, "The first quarter exhibit design and construction business was slower than anticipated. Corporate spending on exhibit construction remains anemic. Accordingly, we will continue to focus on controlling costs and maintaining profit margins. We are steadfast in our commitment to rational pricing and maintaining our margin discipline. Our convention show services business continues to perform well, despite challenging industry conditions."

    Travel and Recreation Services

    Travel and Recreation Services' revenue for the 2004 first quarter was $3.9 million, compared to $3.3 million in the first quarter 2003. The operating loss was $1.3 million for the quarter, reflecting the normal seasonal pattern, compared to the $1.6 million loss in the first quarter 2003.

    2004 Outlook

    Viad provides the following guidance for 2004 full year and second quarter. This guidance is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of the press release. The guidance given assumes no separation of Travelers Express from Viad Corp. If the separation occurs, there will be certain additional separation costs related to debt prepayment and preferred stock redemption and for legal, accounting and investment banking services, among others, as described in the Form 10. These separation costs are not considered in this guidance.

    Second Quarter 2004

    -- Diluted earnings per share is expected to be in the range of $0.35 to $0.36.

    -- Payment Services segment revenue is expected to grow at a mid single-digit rate compared to second quarter 2003. Operating income is expected to be flat to up by a mid single-digit rate due to lower investment revenue, offset somewhat by higher fees from money transfer.

    -- Convention and Event Services segment revenue is expected to decrease at a mid-teens rate compared to second quarter 2003 and segment operating income is expected to decrease approximately $9 million compared to 2003 primarily due to negative show rotation.

    -- Travel and Recreation Services results are expected to be in line with 2003 second quarter results.

    Third and Fourth Quarter 2004

    Because of the significant impact of show rotation on quarterly results this year, Viad also provides high-level guidance for the third and fourth quarters.

    -- For third quarter, diluted earnings per share is expected to be in the range of $0.41 to $0.43, reflecting positive show rotation.

    -- For fourth quarter, diluted earnings per share is expected to be in the range of $0.22 to $0.24, reflecting the normal slower seasonal pattern for the convention and event and travel and recreation businesses.

    Full Year 2004

    -- Viad Corp diluted earnings per share is expected to be in the range of $1.46 to $1.51. This includes the $0.14 per share gain on sale and first quarter results of operations of Game Financial Corporation, which is included in discontinued operations. Income from continuing operations per share is expected to be in the range of $1.32 to $1.37.

    -- Payment Services segment revenue is expected to grow at a high single to low double-digit rate in comparison to 2003 revenue of $737.2 million excluding the 2003 results of Game Financial Corporation.

    -- Payment Services segment operating income is expected to grow at a high single-digit to low-teens rate from 2003 segment operating income of $111.9 million excluding Game Financial. Our guidance assumes a net float margin in the range of 1.25 to 1.30 percent. This range is dependent on a variety of factors including changes in interest rates, available yields on new investments, hedging strategies, prepayment activity, and other factors.

    -- Convention and Event Services segment revenue is expected to decrease slightly from 2003 revenue of $717.3 million.

    -- Convention and Event Services segment operating income is expected to increase slightly compared to 2003 segment operating income of $44.9 million.

    -- Travel and Recreation Services revenue is expected to grow at a mid-teens rate from 2003 revenue of $53.2 million. Operating income is expected to increase by 30 percent to 40 percent from 2003 operating income of $10.5 million.

    Bohannon concluded, "All of our businesses, with the possible exception of Exhibitgroup/Giltspur, should show improvement in 2004. We have yet to see increased spending on new exhibit construction. This, of course, continues to weigh on our exhibit design and construction business. Therefore, we will remain cautious in our outlook for this business until we see evidence of a sustained increase in orders and that increased corporate spending is translating into increased marketing and event budgets. We believe that Travelers Express will continue to show strong growth in international and domestic money transfers."
    Bohannon added, "We look forward to completing the spin-off of Travelers Express as soon as possible. We plan to continue to provide status updates and keep shareholders posted as we move closer to completing the spin-off."
    Viad is a $1.6 billion revenue S&P MidCap 400 company. Major subsidiaries include Travelers Express/MoneyGram of Minneapolis, GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company's Web site at www.viad.com.

    Forward Looking Statements

    As provided by the safe harbor provision under the "Private Securities Litigation Reform Act of 1995," Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, interest rates, the realization of restructuring cost savings, investment yield impairment, and market risk. Actual results could differ materially from those projected in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.
    Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.


                      VIAD CORP AND SUBSIDIARIES
                     TABLE ONE - QUARTERLY RESULTS
                              (UNAUDITED)


                                              Three months ended
                                                    March 31,
                                          ----------------------------
(000 omitted, except per share data)        2004      2003         %
                                          --------- --------- --------


Revenues (Note A)                         $398,877  $396,966      0.5%
                                          ========= ========= ========


Segment operating income (Note A)          $46,374   $36,112     28.4%
Corporate activities and minority
 interests                                  (4,210)   (3,745)   -12.4%
Net interest expense                        (1,042)   (3,048)    65.8%
                                          --------- --------- --------
Income before income taxes                  41,122    29,319     40.3%
Income tax expense                         (12,061)   (7,929)   -52.1%
                                          --------- --------- --------
Income from continuing operations           29,061    21,390     35.9%
Income from discontinued operations
 (Note B)                                   11,932       641       NM
                                          --------- --------- --------
Net income                                 $40,993   $22,031     86.1%
                                          ========= ========= ========

Diluted income per common share:
  Income from continuing operations          $0.33     $0.24     37.5%
  Income from discontinued operations         0.14      0.01       NM
                                          --------- --------- --------
  Net income per share                       $0.47     $0.25     88.0%
                                          ========= ========= ========

Basic income per common share:
  Income from continuing operations          $0.33     $0.24     37.5%
  Income from discontinued operations         0.14      0.01       NM
                                          --------- --------- --------
  Net income per share                       $0.47     $0.25     88.0%
                                          ========= ========= ========

Common shares treated as outstanding for net income per share calculations:

    Average outstanding shares              86,710    86,008      0.8%
                                          ========= ========= ========

    Average outstanding and potentially
    dilutive shares                         87,217    86,326      1.0%
                                          ========= ========= ========

NM = not meaningful


                      VIAD CORP AND SUBSIDIARIES
                TABLE ONE - NOTES TO QUARTERLY RESULTS
                              (UNAUDITED)

(A) Reportable Segments
                                              Three months ended
                                                    March 31,
                                           ---------------------------
   (000 omitted)                             2004      2003        %
                                           --------- --------- -------

   Revenues:
     Payment Services                      $191,322  $171,628    11.5%
     Convention and Event Services          203,616   222,056    -8.3%
                                           --------- --------- -------
       Reportable segments                  394,938   393,684     0.3%
     Travel and Recreation Services           3,939     3,282    20.0%
                                           --------- --------- -------
                                           $398,877  $396,966     0.5%
                                           ========= ========= =======

   Segment operating income:
     Payment Services                       $30,168   $19,081    58.1%
     Convention and Event Services           17,529    18,605    -5.8%
                                           --------- --------- -------
       Reportable segments                   47,697    37,686    26.6%
     Travel and Recreation Services          (1,323)   (1,574)   15.9%
                                           --------- --------- -------
                                            $46,374   $36,112    28.4%
                                           ========= ========= =======

(B) Income from Discontinued Operations -- In the first quarter 2004, the Payment Services segment sold its Game Financial Corporation subsidiary which provided cash access services to casinos and gaming establishments throughout the United States resulting in a gain on the disposal of $18.9 million ($11.4 million after-tax). In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the results of operations of Game Financial Corporation as well as the gain on its sale have been reflected as components of discontinued operations. All prior periods have therefore been restated.


                      VIAD CORP AND SUBSIDIARIES
            TABLE TWO - ADJUSTED EBITDA AND FREE CASH FLOW
                              (UNAUDITED)


                                               Three months ended
                                                     March 31,
                                          ----------------------------
(000 omitted)                               2004      2003         %
                                          --------- --------- --------

Adjusted EBITDA:
  Net income                               $40,993   $22,031     86.1%
  Less income from discontinued
   operations                              (11,932)     (641)      NM
                                          --------- --------- --------
  Income from continuing operations         29,061    21,390     35.9%
  Interest expense                           1,790     4,152     56.9%
  Income tax expense                        12,061     7,929    -52.1%
  Depreciation and amortization             12,652    12,012     -5.3%
                                          --------- --------- --------
  Adjusted EBITDA                          $55,564   $45,483     22.2%
                                          ========= ========= ========

Free Cash Flow:
  Net cash provided by operating
   activities                             $264,667  $185,948     42.3%
  Change in payment service assets and
   obligations                            (228,386) (144,735)   -57.8%
                                          --------- --------- --------
    Subtotal                                36,281    41,213    -12.0%
    Less:
       Capital expenditures                 (9,951)   (7,206)   -38.1%
       Dividends paid                       (7,807)   (8,039)     2.9%
       Dividend paid to minority interest        -    (8,115)      NM
                                          --------- --------- --------
       Free cash flow                      $18,523   $17,853      3.8%
                                          ========= ========= ========

NM = not meaningful


                      VIAD CORP AND SUBSIDIARIES
               TABLE THREE - NET FLOAT INCOME AND MARGIN
                              (UNAUDITED)

Analysis of Average Balances, Float and Average Yields and Interest
Rates:

                                        Three months ended March 31,
                                      --------------------------------
                                                    2004
                                      --------------------------------
(000 omitted)                           Average     Income/    Yield/
                                        Balance     Expense   Rate(3)
                                      ----------- ---------- ---------
Investments substantially restricted
 for payment service obligations (1)  $6,584,946    $76,654      4.72%

Payment service obligations (2)       $5,159,649     49,745      3.91%
                                                  ----------

Net float income and margin                         $26,909      1.66%
                                                  ==========


                                        Three months ended March 31,
                                     ---------------------------------
                                                    2003
                                      --------------------------------
(000 omitted)                           Average    Income/    Yield/
                                        Balance    Expense    Rate(3)
                                      ----------- ---------- ---------
Investments substantially restricted
 for payment service obligations (1)  $6,738,090    $86,639      5.21%

Payment service obligations (2)       $5,343,688     58,926      4.47%
                                                  ----------

Net float income and margin                         $27,713      1.67%
                                                  ==========

Changes in Float Income and Commission Expense - Due to Changes in
 Average Investable Balances and Interest Rates:


                                        Three months ended March 31,
                                      --------------------------------
                                                2004 vs. 2003
                                      --------------------------------
(000 omitted)                         Balance(4) Yield/Rate(4)  Total
                                      --------------------------------

Float income                             $(1,969)  $(8,016)   $(9,985)

Commission expense                       $(2,029)  $(7,152)   $(9,181)

Net float income                           $(630)    $(174)     $(804)


                                        Three months ended March 31,
                                     ---------------------------------
                                               2003 vs. 2002
                                      --------------------------------
(000 omitted)                         Balance(4) Yield/Rate(4)  Total
                                      --------------------------------

Float income                             $14,392   $(12,635)   $1,757

Commission expense                       $13,483   $(10,164)   $3,319

Net float income                          $4,964    $(6,526)  $(1,562)


(1) The Payment Services segment is regulated by various state agencies, which generally require the maintenance of liquid assets and investments with an investment rating of A or higher, in an amount generally equal to the payment service obligation for regulated payment instruments such as teller and agent checks, money orders and money transfers. In addition, the Payment Services segment has contractual arrangements that generally require the maintenance of liquid assets and investments in an amount equal to the payment instruments, namely cashiers checks. Due to these regulations, a significant amount of funds, agent receivables and investments are not available to satisfy working capital or other financing requirements of the Payment Services segment. The amount of funds, agent receivables and investments that are "restricted," either for regulatory or contractual purposes, is equal to the total amount of payment service obligations ($7,680,730 and $7,974,756 at March 31, 2004 and 2003,
    respectively).

(2) Commissions are paid to financial institution customers based upon average outstanding balances generated by the sale of PrimeLink products only. The expense reported includes those payments made to financial institution customers, costs associated with swaps and the sale of receivables program. The average balance in the table reflects only the payment service obligations for which commissions are paid and does not include the average balance of the sold receivables ($418 million and $440 million for three months ended March 31, 2004 and 2003, respectively) as these sold receivables are not recorded on the consolidated balance sheets. Commission expense is classified as "Costs of services" in the consolidated statements of income.

(3) "Yield/Rate" percentages are calculated by dividing the applicable amount shown in the "Income/Expense" column by the applicable amount shown in the "Average Balance" column.

(4) The "Balance" column is calculated by annualizing the result of the yield/rate for the prior year's period multiplied by the change in the investments substantially restricted for payment service obligations. The "Yield/Rate" column is calculated by annualizing the result of the investments substantially restricted for payment service obligations for the prior year's period multiplied by the change in the yield/rate. Net float income for the "Balance" and "Yield/Rate" columns is not the net of "Float income" and "Commission expense" as each of these amounts is calculated independently.


                      VIAD CORP AND SUBSIDIARIES
               TABLE FOUR - FLOAT INCOME RECONCILIATION
                              (UNAUDITED)

Reconciliation of Float Income to Payment Services Investment Income:

                                    Three months ended March 31,
                                  --------------------------------
(000 omitted)                           2004            2003
                                  --------------- ---------------

Float income (1)                         $76,654         $86,639

Net investment gains and losses (2)        1,046         (12,072)
                                  --------------- ---------------

Payment Services
   investment income                     $77,700         $74,567
                                  =============== ===============

(1) Float income is defined as payment services investment income before net investment gains and losses and impairment charges. Float income is used by management to analyze the effects that factors such as interest rates and average investment balances have on overall investment portfolio performance. Management believes that the presentation of float income is a useful supplemental measure for investors to consider when evaluating the portfolio management effectiveness with respect to the Payment Services segment.

(2) Includes both realized gains and losses and other-than-temporary impairment charges.


    CONTACT: Viad Corp, Phoenix
             Patricia Phillips
                 or
             Carrie Long
             (Investor Relations)
             602-207-2681
             pphillip@viad.com
             clong@viad.com